Exhibit 99.1

FIRST BUSINESS BANK ANNOUNCES FIRST QUARTER 2026 FINANCIAL RESULTS

-- Double-digit loan and deposit growth supports strong earnings and drives tangible book value expansion --

MADISON, Wis., April 23, 2026 (BUSINESS WIRE) -- First Business Financial Services, Inc. (the “Company”, the “Bank”, or “First Business Bank”) (Nasdaq: FBIZ) reported quarterly net income available to common shareholders of $12.0 million, or earnings per share ("EPS") of $1.44. This compares to net income available to common shareholders of $13.1 million, or $1.58 per share, in the fourth quarter of 2025 and $11.0 million, or $1.32 per share, in the first quarter of 2025.

"Our strong first quarter performance underscores the effectiveness of First Business Bank’s strategy,” said Corey Chambas, Chief Executive Officer. “We delivered broad-based growth, with loans and core deposits increasing 15% and 18%, respectively, exhibiting our team's success in driving exceptional levels of new client acquisition. Our higher-yielding C&I lending portfolios accounted for two-thirds of the late-quarter loan growth and should provide meaningful support to net interest margin going forward. Growth in non-interest income further reinforced the benefits of our diversified revenue model. Additionally, we made progress toward resolving our largest non-performing CRE credit, contributing to an 8% decline in non-accrual loans during the quarter. Our momentum in the first quarter positions us to achieve our full-year target of 10% growth and above-average shareholder returns while maintaining disciplined risk management."

Quarterly Highlights

•
Robust Loan Growth. Loans increased $125.9 million, or 14.9% annualized, from the linked quarter and $315.9 million, or 9.9%, from the first quarter of 2025. The Bank's higher-yielding C&I lending portfolios contributed $84.4 million, or 67%, of the linked quarter's growth, the majority of which occurred late in the quarter.
•
Continued Core Deposit Growth. Core deposits grew $123.1 million, or 18.4% annualized, from the linked quarter and $333.4 million, or 13.5%, from the first quarter of 2025.
•
Net Interest Margin. The Company's net interest margin was 3.56%, compared to 3.53% for the linked quarter. The first quarter was reduced by approximately five basis points due to fewer interest-earnings days. Excluding this impact, net interest margin was 3.61%. The company remains positioned to achieve its targeted net interest margin range of 3.60%-3.65%.
•
Strong Non-interest Income. Non-interest income increased $1.2 million, up 15.8% from the prior year quarter, reflecting the ongoing success of revenue diversification efforts, highlighted by a 25.8% increase in service charges on deposits. Fee income as a percentage of operating revenue measured 19.8% for the quarter, up from 18.8% in the prior year quarter.
•
Continued Tangible Book Value Growth. The Company’s strong earnings continued to drive growth in tangible book value per share, producing a 13.6% increase compared to the prior year quarter.

Quarterly Financial Results

(Unaudited)	As of and for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2026	December 31, 2025	March 31, 2025
Net interest income	$35,518	$34,762	$33,258
Adjusted non-interest income (1)	8,775	7,461	7,579
Operating revenue (1)	44,293	42,223	40,837
Operating expense (1)	27,081	23,901	24,617
Pre-tax, pre-provision adjusted earnings (1)	17,212	18,322	16,220
Less:
Provision for credit losses	2,960	1,855	2,659
Loss on repossessed assets	—	—	(8)
SBA recourse benefit	(121)	—	—
(Recovery) impairment of tax credit investments	(7)	229	110
Income before income tax expense	14,380	16,238	13,459
Income tax expense	2,180	2,905	2,288
Net income	$12,200	$13,333	$11,171
Preferred stock dividends	219	219	219
Net income available to common shareholders	$11,981	$13,114	$10,952
Earnings per share, diluted	$1.44	$1.58	$1.32
Book value per share	$44.12	$43.19	$39.04
Tangible book value per share (1)	$42.68	$41.75	$37.58

Net interest margin (2)	3.56%	3.53%	3.69%
Fee income ratio (non-interest income / total revenue)	19.81%	17.67%	18.56%
Efficiency ratio (1)	61.14%	56.61%	60.28%
Return on average assets (2)	1.13%	1.25%	1.14%
Return on average tangible common equity (2)	13.55%	14.83%	14.12%

Period-end loans and leases receivable	$3,498,903	$3,373,241	$3,184,400
Average loans and leases receivable	$3,425,751	$3,363,752	$3,185,796
Period-end core deposits	$2,796,059	$2,673,003	$2,462,695
Average core deposits	$2,848,601	$2,765,730	$2,362,894
Allowance for credit losses, including unfunded commitment reserves	$38,489	$37,692	$36,515
Non-performing assets	$40,503	$43,855	$24,092
Allowance for credit losses as a percent of total gross loans and leases	1.10%	1.12%	1.15%
Non-performing assets as a percent of total assets	0.94%	1.07%	0.61%

1.
This is a non-GAAP financial measure. Management believes these measures are meaningful because they reflect adjustments commonly made by management, investors, regulators, and analysts to evaluate financial performance, provide greater understanding of ongoing operations, and enhance comparability of results with prior periods. See the section titled Non-GAAP Reconciliations at the end of this release for a reconciliation of GAAP financial measures to non-GAAP financial measures.
2.
Calculation is annualized.

First Quarter 2026 Compared to Fourth Quarter 2025

Net interest income increased $756,000, or 2.2%, to $35.5 million.

•
The increase in net interest income was driven by an increase in average loans and leases receivable during the first quarter and the impact of non-accrual interest reversals in the linked quarter. This was partially offset by a decrease in earning asset yields, the impact of fewer interest-earning days in the quarter, and the late-quarter timing of loan growth. More than two-thirds of first quarter loan growth occurred in March, muting growth in average loans and leases receivable, which increased by $62.0 million, or 7.4% annualized, to $3.426 billion.
•
The yield on average interest-earning assets declined 17 basis points to 6.21% from 6.38%, primarily due to fewer interest-earning days in the quarter and lower short-term market rates. The fourth quarter of 2025 was negatively impacted by non-accrual interest. Excluding non-accrual interest activity in both periods, the yield decreased to 6.20% from 6.47%, representing an interest-earning asset beta of 104.6%. Asset beta measures the change in the yield on interest‑earning assets relative to changes in the effective daily federal funds rate.
•
The rate paid for average core deposits declined 23 basis points to 2.41% from 2.64%, while the rate paid on average total bank funding decreased 22 basis points to 2.73% from 2.95%. Total bank funding includes total deposits and Federal Home Loan Bank (“FHLB”) advances. Compared to the prior quarter, core deposit beta was 89.1% and the total bank funding beta was 82.8%.
•
Net interest margin increased to 3.56% from 3.53% in the linked quarter, driven primarily by non-accrual interest reversals in the linked quarter and partially offset by fewer interest-earning days in the current quarter. Excluding non-accrual interest reversals in the linked quarter and the impact of fewer days in the first quarter, net interest margin was 3.61%, compared to 3.63% in the linked quarter.
•
The Company maintains a long-term target for net interest margin in the range of 3.60% - 3.65%. Performance in future quarters will vary due to factors such as the level of fees in lieu of interest and the timing, pace, and scale of future interest rate changes.

The Bank reported provision for credit losses of $3.0 million compared to $1.9 million in the linked quarter. The current quarter provision primarily reflects net charge-offs and loan growth, partially offset by a decrease in general reserve qualitative factors. See the Provision for Credit Loss breakdown table below for more detail.

Non-interest income increased $1.3 million, or 17.6%, to $8.8 million.

•
Gain on sale of SBA loans increased $452,000 to $592,000. The fourth quarter of 2025 was lower primarily due to delays related to the government shutdown. Gain on sale of SBA loans varies period to period based on the amount of closed and fully funded loans.
•
Other non-interest income increased $709,000 to $1.2 million, primarily due to the reclassification of partnership investment expenses in the linked quarter, partially offset by lower partnership investment income. In the fourth quarter of 2025, the Company reclassified $904,000 of partnership investment expenses incurred during the first nine months of 2025 to net against related revenue to better present the net benefit of these investments. This presentation will continue prospectively, and periods prior to 2025 were not adjusted due to immateriality.
•
Service charges on deposits increased $130,000, or 10.9%, to $1.3 million, primarily driven by new and expanded core deposit relationships.
•
Commercial loan swap fee income decreased $110,000, or 14.9%, to $628,000. Swap fee income varies from period to period based on loan activity and the interest rate environment.

Non-interest expense increased $2.8 million, or 11.7%, to $27.0 million, while operating expense increased $3.2 million, or 13.3%, to $27.1 million.

•
Compensation expense was $18.5 million, an increase of $1.4 million, or 8.1% from the linked quarter. The increase was driven by higher seasonal payroll taxes, 401(k) match contributions paid on the annual cash bonus, annual merit increases, and workforce growth, partially offset by lower incentive compensation. Average full-time equivalents (“FTEs”) for the first quarter of 2026 were 373, compared to 368 in the linked quarter.
•
Other non-interest expense increased $935,000 to $1.2 million, primarily due to the aforementioned reclassification of partnership investment expenses.
•
Professional fees increased $445,000, or 44.5%, to $1.4 million, primarily due to increases in recruiting expenses and legal fees related to the Company's 10-K and Proxy filings.
•
Marketing expense decreased $227,000, or 24.2%, to $711,000, primarily due to timing of projects. Management expects marketing spend for full year 2026 to be in line with prior year.

Income tax expense decreased $725,000 to $2.2 million. The effective tax rate was 15.2% for the three months ended March 31, 2026, compared to 17.9% for the linked quarter. The change in tax expense reflects updated tax credit partnership estimates and timing of stock compensation vesting activity. The Company expects to report an effective tax rate between 16% and 18% for 2026.

Total period-end loans and leases receivable increased $125.9 million, or 14.9% annualized, to $3.501 billion. The average rate earned on average loans and leases receivable was 6.57%, down 20 basis points from 6.77% in the prior quarter. Excluding the non-accrual interest activity in both periods, the average rate earned on average loans and leases was 6.57% compared to 6.87% in the prior quarter.

•
C&I loans increased $84.4 million, or 26.5% to $1.358 billion, primarily due to growth across our bank markets and in Asset-Based Lending.
•
CRE loans increased $35.2 million, or 6.8%, to $2.095 billion, primarily due to growth in the South Central Wisconsin markets.

Total period-end core deposits increased $123.1 million, or 18.4% annualized, to $2.796 billion. The average rate paid was 2.41%, down 23 basis points from 2.64% in the prior quarter primarily due to a decrease in short-term market rates.

Period-end wholesale funding, including FHLB advances and brokered deposits, increased $113.9 million, or 12.6%, to $1.019 billion, driven primarily by liquidity management considerations. The increase also supported interest rate risk management through match-funding of fixed-rate assets to enhance funding flexibility and help stabilize net interest margin.

•
Wholesale deposits increased $62.5 million to $769.9 million. The average rate paid on wholesale deposits increased seven basis points to 3.97% and the weighted average original maturity decreased to 3.3 years from 4.4 years.
•
FHLB advances increased $51.4 million to $248.6 million. The average rate paid on FHLB advances decreased five basis points to 3.13% and the weighted average original maturity increased to 6.2 years from 5.7 years.

Non-performing assets decreased $3.4 million to $40.5 million, or 0.94% of total assets, compared to 1.07% in the prior quarter. The decline was primarily due to the sale at par of a land development CRE non-accrual loan within a previously identified Southeast Wisconsin-based client relationship.

The allowance for credit losses, including the unfunded credit commitments reserve, increased $797,000, or 2.1%, primarily due to increases in general reserves due to loan growth, an increase in specific reserves, and a decline in the economic outlook in our model forecast, partially offset by a decrease in qualitative risk factors. The allowance for credit losses, including unfunded credit commitment reserves, as a percent of total gross loans and leases was 1.10% compared to 1.12% in the prior quarter.

First Quarter 2026 Compared to First Quarter 2025

Net interest income increased $2.3 million, or 6.8%, to $35.5 million.

•
Growth reflects a 7.5% increase in average gross loans and leases, partially offset by a decrease in net interest margin.
•
The yield on average interest-earning assets decreased 40 basis points to 6.21% from 6.61%. This decrease in yield was primarily due to the decrease in short-term market rates. The interest-earning asset beta was 59.3%.
•
The rate paid for average core deposits decreased 30 basis points to 2.41% from 2.71%. The rate paid for average total bank funding decreased 29 basis points to 2.73% from 3.02%. The core deposit and total bank funding betas compared to the prior year were 43.5% and 42.0%, respectively.
•
Net interest margin decreased 13 basis points to 3.56% from 3.69%. The decrease in net interest margin was primarily due to the decline in short-term earning asset yields outpacing the decline in total bank funding costs. Additionally, the year-over-year increase in non-performing assets contributed to three basis points of decline in net interest margin.

The Company reported provision for credit losses of $3.0 million, compared to $2.7 million in the first quarter of 2025. See the Provision for Credit Loss breakdown table below for more detail.

Non-interest income increased $1.2 million, or 15.8%, to $8.8 million.

•
Commercial loan swap fee income increased $515,000 to $628,000. Swap fee income varies period to period based on loan activity and the interest rate environment.
•
Private Wealth fee income increased $385,000, or 11.0%, to $3.9 million. Private wealth assets under management and administration measured $3.881 billion at March 31, 2026 up $456.2 million, or 13.3%.
•
Bank-owned life insurance income increased $320,000, or 73.2%, to $757,000, primarily due to the purchase of new policies in the second quarter of 2025.
•
Service charges on deposits increased $270,000, or 25.8%, to $1.3 million, primarily driven by new and expanded core deposit relationships and a reduction in earnings credit rates.
•
Gain on sale of SBA loans decreased $371,000, or 38.5%, to $592,000. Gain on sale of SBA loans varies period to period based on the amount of closed and fully funded loans.

Non-interest expense increased $2.2 million, or 9.0%, to $27.0 million. Operating expense increased $2.5 million or 10.0%, to $27.1 million.

•
Compensation expense increased $1.8 million, or 10.7%, to $18.5 million. Growth reflects an increase in average FTEs, salaries, individual incentive compensation, and the acceleration of deferred compensation related to the CEO transition. Average FTEs increased 5.7% to 373 in the first quarter of 2026, compared to 353 in the first quarter of 2025.
•
Computer software expense increased $318,000, or 19.8%, to $1.9 million, primarily due to our commitment to innovative technology to support growth initiatives, enhance productivity, and improve the client experience.
•
Data processing expense increased $188,000, or 17.4%, to $1.3 million, primarily due to a change in credit card vendor and core provider costs commensurate with an increase in transactions, accounts, and clients.
•
FDIC insurance increased $129,000, or 16.5%, to $909,000, primarily due to an increase in assessment rate related to an increase in non-performing assets and wholesale deposits.
•
Marketing expense decreased $257,000, or 26.5%, to $711,000, primarily due to seasonality and timing of projects. Management expects marketing spend for full year 2026 to be in line with prior year spend.

Total period-end loans and leases receivable increased $315.9 million, or 9.9%, to $3.501 billion. The average yield decreased 37 basis points to 6.57%, primarily due to a decrease in short-term market rates.

•
CRE loans increased $185.5 million, or 9.7%, to $2.095 billion, primarily due to growth across our bank markets.

•
C&I loans increased $129.3 million, or 10.5%, to $1.358 billion, primarily due to growth across our bank markets and in Asset-Based Lending.

Total period-end core deposits grew $333.4 million, or 13.5%, to $2.796 billion. The average rate paid decreased 30 basis points to 2.41%, reflecting a decrease in short-term market rates.

Period-end wholesale funding increased $6.3 million, or 0.6%, to $1.019 billion.

•
Wholesale deposits decreased $10.4 million, or 1.3%, to $769.9 million. The average rate paid on wholesale deposits decreased six basis points to 3.97% and the weighted average original maturity decreased to 3.3 years from 4.1 years.
•
FHLB advances increased $16.9 million, or 7.2%, to $303.5 million. The average rate paid on FHLB advances increased two basis points to 3.13% and the weighted average original maturity increased to 6.2 years from 5.4 years.

Non-performing assets increased to $40.5 million, or 0.94% of total assets, from $24.1 million, or 0.61% of total assets, primarily reflecting the fourth quarter 2025 downgrade of $20.4 million of CRE loans from a single client relationship. The increase was partially offset by a $3.4 million sale at par in the first quarter of 2026 related to that same relationship, as well as lower non-accrual balances from equipment finance loans and SBA loans.

The allowance for credit losses, including unfunded commitment reserves, increased $2.0 million to $38.5 million primarily due to higher general reserves as a result of loan growth and quantitative factors, partially offset by lower specific reserves. The allowance for credit losses as a percent of total gross loans and leases was 1.10%, compared with 1.15% in the prior year.

Dividend Announced

On April 23, 2026, the Company's Board of Directors declared a quarterly cash dividend on its common stock of $0.34 per share, which is equivalent to a dividend yield of 2.37% based on the market close price of $57.27 on Wednesday, April 22, 2026. The quarterly dividend is the same as the quarterly dividend declared in January 2026, and based on first quarter 2026 earnings per share, this represents a dividend payout ratio of 24%. This regular cash dividend is payable on May 20, 2026, to shareholders of record at the close of business on May 6, 2026.

The Board of Directors also declared a dividend on the Company’s 7% Series A Preferred Stock of $17.50 per share, payable on June 15, 2026, to shareholders of record on May 29, 2026.

2026 CEO Succession Plan

On April 15, 2026, the Board of Directors of First Business Financial Services, Inc. (the “Company”) appointed David R. Seiler as President and Chief Executive Officer of the Company, effective May 3, 2026. Mr. Seiler will succeed Corey A. Chambas, whose retirement from his role as the Company’s Chief Executive Officer was announced in May 2025.

Earnings Release Supplement and Conference Call

On April 23, 2026, the Company posted an earnings release supplement to its website firstbusiness.bank under the “Investor Relations” tab which will also be furnished to the U.S. Securities and Exchange Commission on April 23, 2026. The information included in the supplement provides an overview of the Company’s recent operating performance, financial condition, and other data relevant to the quarter. The Company intends to use this supplement in connection with its first quarter 2026 earnings call to be held at 1:00 p.m. Central time on April 24, 2026. The conference call can be accessed at 800-715-9871 (646-307-1963) if outside the United States and Canada), using the conference call access code: FBIZ, 2129267. Investors may also listen live via webcast at: https://events.q4inc.com/attendee/805218265. A replay of the call will be available through Friday, May 1, 2026, by calling 800-770-2030 (609-800-9909 if outside the United States and Canada). The webcast archive of the conference call will be available on the Company’s website, ir.firstbusiness.bank.

About First Business Bank

First Business Bank® specializes in Business Banking, including Commercial Banking and Specialty Finance, Private Wealth, and Bank Consulting services, and through its refined focus delivers unmatched expertise, accessibility, and responsiveness. Specialty Finance solutions are delivered through First Business Bank’s wholly owned subsidiary First Business Specialty Finance, LLC®. First Business Bank is a wholly owned subsidiary of First Business Financial Services, Inc®. (Nasdaq: FBIZ). For additional information, visit firstbusiness.bank.

This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business Bank’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

•
Adverse changes in the economy or business conditions, either nationally or in our markets including, without limitation, inflation, economic downturn, labor shortages, wage pressures, the adverse effects of public health events on the global, national, and local economy, and geopolitical instability and international conflicts that may affect energy prices or otherwise result in market volatility.
•
Uncertainty created by potential federal government actions relating to the authority of regulatory agencies (including bank regulators), international trade policy, prolonged shutdown of the federal government, and other significant policy matters.
•
Competitive pressures among depository and other financial institutions nationally and in the Company’s markets.
•
Increases in defaults by borrowers and other delinquencies.
•
Management’s ability to manage growth effectively, including the successful expansion of our client support, administrative infrastructure, and internal management systems.
•
Fluctuations in interest rates and market prices.
•
Changes in legislative or regulatory requirements applicable to the Company and its subsidiaries.
•
Changes in tax requirements, including tax rate changes, new tax laws, and revised tax law interpretations.

•
Fraud, including client and system failure or breaches of our network security, including the Company’s internet banking activities.
•
Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.
•
Ongoing volatility in the banking sector may result in new legislation, regulations or policy changes that could subject the Company and the Bank to increased government regulation and supervision.
•
The proportion of the Company’s deposit account balances that exceed FDIC insurance limits may expose the Bank to enhanced liquidity risk.

For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2025, and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Brian D. Spielmann
Chief Financial Officer
608-232-5977
bspielmann@firstbusiness.bank

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Assets
Cash and cash equivalents	$137,125	$39,485	$44,349	$123,208	$170,617
Securities available-for-sale, at fair value	420,325	422,087	411,111	382,365	359,394
Securities held-to-maturity, at amortized cost	4,797	5,210	5,584	5,714	6,590
Loans held for sale	23,700	18,849	13,482	12,415	10,523
Loans and leases receivable	3,498,903	3,373,241	3,334,956	3,250,925	3,184,400
Allowance for credit losses	(36,631)	(35,877)	(36,690)	(36,861)	(35,236)
Loans and leases receivable, net	3,462,272	3,337,364	3,298,266	3,214,064	3,149,164
Premises and equipment, net	4,500	4,669	4,936	5,063	5,017
Repossessed assets	—	—	—	31	36
Right-of-use assets	5,053	5,317	5,577	5,713	5,439
Bank-owned life insurance	84,776	83,994	83,255	82,761	57,647
Federal Home Loan Bank stock, at cost	11,242	8,940	9,605	10,027	10,434
Goodwill and other intangible assets	12,011	11,985	12,041	12,049	12,058
Derivatives	38,198	36,515	37,634	40,814	48,405
Accrued interest receivable and other assets	116,856	107,472	109,005	108,501	109,555
Total assets	$4,320,855	$4,081,887	$4,034,845	$4,002,725	$3,944,879
Liabilities and Stockholders’ Equity
Core deposits	$2,796,059	$2,673,003	$2,592,110	$2,533,099	$2,462,695
Wholesale deposits	769,943	707,412	740,961	772,123	780,348
Total deposits	3,566,002	3,380,415	3,333,071	3,305,222	3,243,043
Federal Home Loan Bank advances and other borrowings	303,451	252,051	266,677	276,131	286,590
Lease liabilities	7,032	7,361	7,687	7,887	7,604
Derivatives	35,857	36,926	38,726	41,228	45,612
Accrued interest payable and other liabilities	28,433	33,549	30,365	27,462	25,967
Total liabilities	3,940,775	3,710,302	3,676,526	3,657,930	3,608,816
Total stockholders’ equity	380,080	371,585	358,319	344,795	336,063
Total liabilities and stockholders’ equity	$4,320,855	$4,081,887	$4,034,845	$4,002,725	$3,944,879

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Total interest income	$61,896	$62,752	$63,746	$61,282	$59,530
Total interest expense	26,378	27,990	28,860	27,498	26,272
Net interest income	35,518	34,762	34,886	33,784	33,258
Provision for credit losses	2,960	1,855	1,440	2,701	2,659
Net interest income after provision for credit losses	32,558	32,907	33,446	31,083	30,599
Private wealth management service fees	3,877	3,788	3,687	3,748	3,492
Gain on sale of SBA loans	592	140	382	397	963
Service charges on deposits	1,318	1,188	1,151	1,103	1,048
Loan fees	436	410	501	424	388
Bank owned life insurance income	757	739	965	615	437
Swap fees	628	738	974	170	113
Other non-interest income	1,167	458	1,980	798	1,138
Total non-interest income	8,775	7,461	9,640	7,255	7,579
Compensation	18,541	17,151	17,442	16,534	16,747
Occupancy	588	581	567	564	590
Professional fees	1,446	1,001	1,071	1,487	1,459
Data processing	1,270	1,158	1,123	1,368	1,082
Marketing	711	938	876	1,062	968
Equipment	407	374	296	335	376
Computer software	1,921	1,902	1,826	1,656	1,603
FDIC insurance	909	800	817	834	780
Other non-interest expense	1,160	225	1,682	1,128	1,114
Total non-interest expense	26,953	24,130	25,700	24,968	24,719
Income before income tax expense	14,380	16,238	17,386	13,370	13,459
Income tax expense	2,180	2,905	2,993	1,948	2,288
Net income	$12,200	$13,333	$14,393	$11,422	$11,171
Preferred stock dividends	219	219	218	219	219
Net income available to common shareholders	$11,981	$13,114	$14,175	$11,203	$10,952
Per common share:
Basic earnings	$1.44	$1.58	$1.70	$1.35	$1.32
Diluted earnings	1.44	1.58	1.70	1.35	1.32
Dividends declared	0.34	0.29	0.29	0.29	0.29
Book value	44.12	43.19	41.60	39.98	39.04
Tangible book value	42.68	41.75	40.16	38.54	37.58
Weighted-average common shares outstanding(1)	8,186,174	8,173,059	8,171,404	8,141,159	8,130,743
Weighted-average diluted common shares outstanding(1)	8,186,174	8,173,059	8,171,404	8,141,159	8,130,743
(1)
Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2026			December 31, 2025			March 31, 2025
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$2,071,202	$30,216	5.84%	$2,039,138	$31,063	6.09%	$1,925,661	$29,886	6.21%
Commercial and industrial loans(1)	1,306,970	25,409	7.78	1,280,406	25,222	7.88	1,212,656	24,727	8.16
Consumer and other loans(1)	47,579	683	5.74	44,208	631	5.71	47,479	661	5.57
Total loans and leases receivable(1)	3,425,751	56,308	6.57	3,363,752	56,916	6.77	3,185,796	55,274	6.94
Mortgage-related securities(2)	375,989	3,965	4.22	366,158	3,894	4.25	308,656	3,195	4.14
Other investment securities(3)	50,146	280	2.23	49,716	282	2.27	43,145	209	1.94
FHLB stock	9,067	211	9.31	8,614	202	9.38	13,623	294	8.63
Short-term investments	128,649	1,132	3.52	145,425	1,458	4.01	51,072	558	4.37
Total interest-earning assets	3,989,602	61,896	6.21	3,933,665	62,752	6.38	3,602,292	59,530	6.61
Non-interest-earning assets	259,039			247,676			240,076
Total assets	$4,248,641			$4,181,341			$3,842,368
Interest-bearing liabilities
Transaction accounts	$1,220,945	8,354	2.74%	$1,108,916	$8,357	3.01%	$927,250	$7,412	3.20%
Money market	925,282	6,354	2.75	920,194	7,002	3.04	831,598	6,751	3.25
Certificates of deposit	273,635	2,447	3.58	299,349	2,907	3.88	189,547	1,861	3.93
Wholesale deposits	682,138	6,773	3.97	725,607	7,330	4.04	694,431	6,992	4.03
Total interest-bearing deposits	3,102,000	23,928	3.09	3,054,066	25,596	3.35	2,642,826	23,016	3.48
FHLB advances	200,132	1,567	3.13	189,900	1,510	3.18	305,549	2,374	3.11
Other borrowings	54,815	883	6.44	54,787	883	6.45	54,708	882	6.45
Total interest-bearing liabilities	3,356,947	26,378	3.14	3,298,753	27,989	3.39	3,003,083	26,272	3.50
Non-interest-bearing demand deposit accounts	428,739			437,271			414,499
Other non-interest-bearing liabilities	85,304			79,505			90,683
Total liabilities	3,870,990			3,815,529			3,508,265
Stockholders’ equity	377,651			365,812			334,103
Total liabilities and stockholders’ equity	$4,248,641			$4,181,341			$3,842,368
Net interest income		$35,518			$34,763			$33,258
Interest rate spread			3.06%			2.99%			3.11%
Net interest-earning assets	$632,655			$634,912			$599,209
Net interest margin			3.56%			3.53%			3.69%

(1)
The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.
(2)
Includes amortized cost basis of assets available for sale and held to maturity.
(3)
Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.
(4)
Represents annualized yields/rates.

BETA ANALYSIS

	For the Three Months Ended
(Unaudited)	March 31, 2026	December 31, 2025		March 31, 2025
	Average Yield/Rate(3)	Average Yield/Rate(3)	Increase (Decrease)	Average Yield/Rate(3)	Increase (Decrease)
Total loans and leases(1) receivable (a)	6.57%	6.87%	(0.31)%	6.94%	(0.37)%
Total interest-earning assets(b)(1)	6.20%	6.47%	(0.27)%	6.61%	(0.41)%
Total core deposits(e)	2.41%	2.64%	(0.23)%	2.71%	(0.30)%
Total bank funding(f)	2.73%	2.95%	(0.22)%	3.02%	(0.29)%
Net interest margin(g)(1)	3.56%	3.63%	(0.07)%	3.69%	(0.14)%

Effective fed funds rate (2)(i)	3.64%	3.90%	(0.26)%	4.33%	(0.69)%

Beta Calculations:
Total loans and leases receivable(a)/(i)			117.9%		53.8%
Total interest-earning assets(b)/(i)			104.6%		59.3%
Total core deposits(e/i)			89.1%		43.5%
Total bank funding(f)/(i)			82.8%		42.0%
Net interest margin(g/i)			27.1%		19.8%

1.
Excludes non-accrual interest activity in all periods of comparison.
2.
Board of Governors of the Federal Reserve System (US), Effective Federal Funds Rate [DFF]. Retrieved from FRED, Federal Reserve Bank of St. Louis. Represents average daily rate.
3.
Represents annualized yields/rates.

PROVISION FOR CREDIT LOSS COMPOSITION

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Change due to qualitative factors	$(706)	$(538)	$(243)	$590	$(355)
Change due to quantitative factors	10	(607)	(173)	746	1,560
Charge-offs	2,331	2,809	1,708	1,338	3,810
Recoveries	(168)	(264)	(440)	(332)	(398)
Change in reserves on individually evaluated loans, net	382	(76)	(550)	(247)	(2,495)
Change due to loan growth, net	1,068	408	795	536	741
Change in unfunded commitment reserves	43	123	343	70	(204)
Total provision for credit losses	$2,960	$1,855	$1,440	$2,701	$2,659

ALLOWANCE FOR CREDIT LOSS COMPOSITION

	As of
	March 31, 2026		December 31, 2025		September 30, 2025		June 30, 2025
	(In Thousands)	% of Total Loans and Leases	(In Thousands)	% of Total Loans and Leases	(In Thousands)	% of Total Loans and Leases	(In Thousands)	% of Total Loans and Leases
Allowance for credit losses:
Loans collectively evaluated	$30,700	0.88%	$30,327	0.90%	$31,065	0.93%	$30,685	0.94%
Loans individually evaluated	5,931	0.17%	5,550	0.16%	5,625	0.17%	6,176	0.19%
Unfunded commitments reserve	1,858		1,815		1,692		1,349
Total	38,489	1.10%	37,692	1.12%	38,382	1.15%	38,210	1.18%
Loans and lease receivables:	$3,498,903		$3,373,241		$3,334,956		$3,250,925

PERFORMANCE RATIOS

	For the Three Months Ended
(Unaudited)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Return on average assets (annualized)	1.13%	1.25%	1.40%	1.14%	1.14%
Return on average tangible common equity (annualized)	13.55%	14.83%	17.29%	14.17%	14.13%
Efficiency ratio	61.14%	56.61%	57.44%	60.97%	60.28%
Interest rate spread	3.06%	2.99%	3.11%	3.10%	3.11%
Net interest margin	3.56%	3.53%	3.68%	3.67%	3.69%
Average interest-earning assets to average interest-bearing liabilities	118.85%	119.25%	118.66%	118.94%	119.95%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Non-accrual loans and leases	$40,503	$43,855	$23,513	$28,633	$24,056
Repossessed assets	0	0	0	31	36
Total non-performing assets	$40,503	$43,855	$23,513	$28,664	$24,092
Non-accrual loans and leases as a percent of total gross loans and leases	1.16%	1.30%	0.70%	0.88%	0.76%
Non-performing assets as a percent of total gross loans and leases plus repossessed assets	1.16%	1.30%	0.70%	0.88%	0.76%
Non-performing assets as a percent of total assets	0.94%	1.07%	0.58%	0.72%	0.61%
Allowance for credit losses as a percent of total gross loans and leases	1.10%	1.12%	1.15%	1.18%	1.15%
Allowance for credit losses as a percent of non-accrual loans and leases	95.03%	85.95%	163.24%	133.45%	151.79%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Charge-offs	$2,331	$2,809	$1,708	$1,338	$3,810
Recoveries	(168)	(264)	(440)	(332)	(398)
Net charge-offs (recoveries)	$2,163	$2,545	$1,268	$1,006	$3,412
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.25%	0.30%	0.15%	0.12%	0.43%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Total capital to risk-weighted assets	12.15%	12.24%	12.18%	12.25%	12.20%
Tier I capital to risk-weighted assets	9.74%	9.79%	9.67%	9.66%	9.60%
Common equity tier I capital to risk- weighted assets	9.43%	9.48%	9.34%	9.33%	9.26%
Tier I capital to adjusted assets	8.93%	8.86%	8.87%	8.82%	8.77%
Tangible common equity to tangible assets	8.26%	8.54%	8.31%	8.04%	7.93%

LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Commercial real estate:
Commercial real estate - owner occupied	$306,593	$293,706	$287,005	$262,988	$258,050
Commercial real estate - non-owner occupied	925,425	885,870	871,807	846,990	838,634
Construction and land development	224,866	248,560	236,590	218,840	215,613
Multi-family	577,271	571,468	565,102	573,208	549,220
1-4 family	61,332	60,661	66,735	45,171	48,450
Total commercial real estate	2,095,487	2,060,265	2,027,239	1,947,197	1,909,967
Commercial and industrial	1,358,413	1,273,997	1,264,111	1,259,171	1,229,098
Consumer and other	47,223	40,965	45,323	45,744	46,190
Total gross loans and leases receivable	3,501,123	3,375,227	3,336,673	3,252,112	3,185,255
Less:
Allowance for credit losses	36,631	35,877	36,690	36,861	35,236
Deferred loan fees	2,220	1,986	1,717	1,187	855
Loans and leases receivable, net	$3,462,272	$3,337,364	$3,298,266	$3,214,064	$3,149,164

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Non-interest-bearing transaction accounts	$405,281	$378,770	$400,697	$396,448	$433,201
Interest-bearing transaction accounts	1,170,271	1,103,696	1,050,233	1,047,434	1,015,846
Money market accounts	960,052	905,773	840,477	833,684	831,897
Certificates of deposit	260,455	284,764	300,703	255,533	181,751
Wholesale deposits	769,943	707,412	740,961	772,123	780,348
Total deposits	$3,566,002	$3,380,415	$3,333,071	$3,305,222	$3,243,043

Uninsured deposits	$1,237,344	$1,220,177	$1,100,868	$1,069,509	$1,055,347
Less: uninsured deposits collateralized by pledged assets	59,613	68,656	72,561	67,990	9,344
Total uninsured, net of collateralized deposits	$1,177,731	$1,151,521	$1,028,307	$1,001,519	$1,046,003
% of total deposits	33.0%	34.1%	30.9%	30.3%	32.3%

SOURCES OF LIQUIDITY

(Unaudited)	As of
(in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Short-term investments	$104,565	$8,714	$8,074	$72,520	$136,033
Collateral value of unencumbered pledged loans	968,320	992,398	906,042	893,499	973,494
Market value of unencumbered securities	387,700	388,474	376,783	347,196	324,365
Readily accessible liquidity	1,460,585	1,389,586	1,290,899	1,313,215	1,433,892

Fed fund lines	45,000	45,000	45,000	45,000	45,000
Excess brokered CD capacity(1)	806,268	775,851	732,951	645,843	477,468
Total liquidity	$2,311,853	$2,210,437	$2,068,850	$2,004,058	$1,956,360
Total uninsured, net of collateralized deposits	$1,177,731	$1,151,521	$1,028,307	$1,001,519	$1,046,003

1.
Bank internal policy limits brokered CDs to 50% of total bank funding when combined with value of unencumbered pledged loans.

PRIVATE WEALTH OFF-BALANCE SHEET COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Trust assets under management	$3,613,536	$3,541,768	$3,543,594	$3,461,659	$3,184,197
Trust assets under administration	267,214	272,910	270,222	268,996	240,366
Total trust assets	$3,880,750	$3,814,678	$3,813,816	$3,730,655	$3,424,563

NON-GAAP RECONCILIATIONS

Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE

“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Common stockholders’ equity	$368,088	$359,593	$346,327	$332,803	$324,071
Less: Goodwill and other intangible assets	(12,011)	(11,985)	(12,041)	(12,049)	(12,058)
Tangible common equity	$356,077	$347,608	$334,286	$320,754	$312,013
Common shares outstanding	8,343,519	8,325,376	8,324,387	8,323,470	8,301,967
Book value per share	$44.12	$43.19	$41.60	$39.98	$39.04
Tangible book value per share	$42.68	$41.75	$40.16	$38.54	$37.58

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS

“Tangible common equity to tangible assets” (“TCE”) is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. Adjusted TCE ratio is defined as TCE adjusted for net fair value adjustments of financial assets and liabilities. For more information on fair value adjustments please refer to Note 19 - Fair Value Disclosures in the annual report on Form 10-K for the year ended December 31, 2025. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Common stockholders’ equity	$368,088	$359,593	$346,327	$332,803	$324,071
Less: Goodwill and other intangible assets	(12,011)	(11,985)	(12,041)	(12,049)	(12,058)
Tangible common equity (a)	$356,077	$347,608	$334,286	$320,754	$312,013
Total assets	$4,320,855	$4,081,887	$4,034,845	$4,002,725	$3,944,879
Less: Goodwill and other intangible assets	(12,011)	(11,985)	(12,041)	(12,049)	(12,058)
Tangible assets (b)	$4,308,844	$4,069,902	$4,022,804	$3,990,676	$3,932,821
Tangible common equity to tangible assets	8.26%	8.54%	8.31%	8.04%	7.93%

EFFICIENCY RATIO & PRE-TAX, PRE-PROVISION ADJUSTED EARNINGS

“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on repossessed assets, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. “Pre-tax, pre-provision adjusted earnings” is defined as operating revenue less operating expense. In the judgment of the Company’s management, the adjustments made to non-interest expense and non-interest income allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio and pre-tax, pre-provision adjusted earnings to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Total non-interest expense	$26,953	$24,130	$25,700	$24,968	$24,719
Less:
Net (gain) loss on repossessed assets	—	—	31	4	(8)
(Recovery) impairment of tax credit investments	(7)	229	—	—	110
Contribution to First Business Charitable Foundation	—	—	234	—	—
SBA recourse provision (benefit)	(121)	—	(5)	(59)	—
Total operating expense (a)	$27,081	$23,901	$25,440	$25,023	$24,617
Net interest income	$35,518	$34,762	$34,886	$33,784	$33,258
Total non-interest income	8,775	7,461	9,640	7,255	7,579
Less:
Bank owned life insurance claim	—	—	234	—	—
Adjusted non-interest income	8,775	7,461	9,406	7,255	7,579
Total operating revenue (b)	$44,293	$42,223	$44,292	$41,039	$40,837
Efficiency ratio	61.14%	56.61%	57.44%	60.97%	60.28%

Pre-tax, pre-provision adjusted earnings (b - a)	$17,212	$18,322	$18,852	$16,016	$16,220